Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Techne Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-37263, 333-88885, 333-49962 and 333-170576) on Form S-8 of Techne Corporation of our report dated August 29, 2014, with respect to the consolidated balance sheets of Techne Corporation and subsidiaries as of June 30, 2014 and 2013, and the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2014, and the effectiveness of internal controls over financial reporting as of June 30, 2014, which report appears in the June 30, 2014 annual report on Form 10-K of Techne Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota

August 29, 2014